Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169556, 333-175565, 333-186464, 333-188510, 333-198378, 333-213742, and 333-216711 on Form S-8; and in Registration Statement Nos. 333-213766, 333-221966, 333-228908, and 333-229664 on Form S-3 of our report dated April 1, 2019, relating to the consolidated financial statements of Precision Therapeutics Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing in this Annual Report on Form 10-K of Precision Therapeutics Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 3, 2019